Exhibit 10.2

May 9, 2025
Peter M. Neupert
Fortrea Holdings, Inc.
8 Moore Drive
Durham, NC 27709
Dear Peter:
Fortrea Holdings, Inc. (“Company”) is pleased to extend an offer of employment to you on the following terms and conditions (“Offer Letter”):
1.Position. We are pleased to offer you the position of interim Chief Executive Officer of the Company. In your capacity as an executive of the Company, you will report to the Board of Directors of the Company (“Board”) and will carry out and perform the lawful orders, directions, and policies given to you by the Board. You will devote as much time and attention as is reasonably required to fulfill your responsibilities to the Company under this Offer Letter and will use good faith efforts to discharge your responsibilities under this Offer Letter to the best of your ability. You will continue to serve as a member of the Board, although you will not be considered an independent director during the term of your employment, and your membership on the Board is subject to applicable provisions in the Company’s governance documents and policies, including shareholder approval (when applicable). For the avoidance of doubt, other than the consideration set forth in Section 3 of this Offer Letter, you will receive no additional consideration for your service on the Board during your employment as interim Chief Executive Officer.
2.Start Date. If you accept this offer, your employment with the Company will begin on May 13, 2025 (“Start Date”). This Offer Letter does not create an express or implied employment contract, or a promise of employment for any specific period of time. All employment with the Company is at-will employment, which may be terminated by you or the Company at any time for any reason. No person with the Company has the authority to create any oral agreement modifying the terms of the at-will employment relationship or to make any express or implied promises regarding employment on which you should rely. Any changes to the at-will employment relationship must be in writing from the Board.

3.Compensation and Benefits.
a.Base Salary. The initial base pay will be at a rate of $100,000 per month paid no less frequently than monthly.
b.Equity Award. In consideration of your accepting this employment, the Company will grant you Restricted Stock Units (“RSUs”) under the Company’s 2023 Omnibus Incentive Plan (“Plan”) equal to $710,000 in value, calculated using the fair market value as of the date of grant. The RSU grant will vest on the one-year anniversary of the grant date provided you remain in continuous service with the Company through the vesting date, including continuing service as a director following conclusion of your service as interim Chief Executive Officer. This grant will be subject to the terms of the Plan and related grant agreement, which you will be required to execute.
c.Benefits. You will be able to participate in the Company’s benefit plans to receive the benefits for which you are eligible, upon commencement of your employment, commensurate with your position subject to the terms of each benefit plan. These benefits may be modified or changed at the sole discretion of the Board, and the provision of such benefits to you in no way changes or impacts your status as an at-will employee.
d.Business Expenses. The Company shall pay or reimburse you for all business and travel expenses reasonably and necessarily incurred by you in the performance of your duties, consistent with the Company’s expense reimbursement policies then in effect.
4.Outside Service on Board. You may, subject to policies and procedures applicable to Board members then in effect including any applicable governance documents or policies, (a) serve on corporate, civic, or charitable boards or committees, (b) manage personal investments, and (c) with the prior approval of the Board, serve as an employee for other companies where you are currently an employee, if any, so long as these activities, whether individually or in the aggregate, do not interfere or conflict with your performance of your responsibilities under this Offer Letter.
5.Successors. This Offer Letter is personal to you and will not be assignable by you otherwise than by will or the laws of descent and distribution. This Offer Letter will inure to the benefit of, and be enforceable by, your legal representatives. This Offer Letter will inure to the benefit of and be binding upon the Company and its successors and assigns.
6.Governing Law. This Offer Letter shall be construed, interpreted, and governed in accordance with and by North Carolina law and the applicable provisions of federal law. All claims, controversies, and causes of action arising out of or relating to this Offer Letter or your employment as interim Chief Executive Officer, whether sounding in contract, tort, or statute, shall be governed by the laws of the state of North Carolina, including its statutes of limitations, except for applicable federal law, without giving effect to any North Carolina conflict-of-laws rule that would result in the application of the laws of a different jurisdiction.
7.Withholding. The Company will be entitled to withhold (or to cause the withholding of) the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to you as a Company employee or pursuant to this Offer Letter. The Company, in its sole and absolute discretion, will make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount thereof.
8.Before Starting. Any employment with the Company is contingent on your eligibility to work in the United States. On the first day of employment, you must complete a Form I-9 and provide the Company with the required forms of identification specified on the Form I-9.
9.Section 409A. The parties intend that payments and benefits provided pursuant to this Offer Letter be exempt from or comply with Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this offer will be interpreted to be in compliance therewith.
10.Complete Agreement. This Offer Letter sets forth the entire agreement of the parties regarding its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee, or representative of any party regarding the subject matter of this Offer Letter.
11.Miscellaneous. This Offer Letter may be executed in any number of counterparts, each of which will constitute an original and all of which together will constitute one agreement. Original signatures transmitted and received via facsimile or other electronic transmission are true and valid signatures for all purposes under this Offer Letter and will bind the parties to the same extent as that of an original signature.

Please sign below to confirm your acceptance of this Offer Letter.

Sincerely,
FORTREA HOLDINGS INC
By:	/s/ David Cooper
Name:	David Cooper
Title:	Chief Administrative Officer

Agreed and Accepted:
By:	/s/ Peter M Neupert
Name:	Peter M Neupert
Date:	May 9, 2025

cc:	Dr. Amrit Ray
Chair, Management Development and
Compensation Committee